THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

(the “Company”)

UNFUNDED RETIREMENT PLAN ANNUITY CONTRACT ENDORSEMENT

This Endorsement is made a part of the group annuity contract or any group annuity certificate to which it is attached (in each case, the “Contract”). The Contract is issued in connection with an unfunded employer-sponsored retirement plan established pursuant to Code Section 409(A), and/or other related applicable Code sections other than Section 457(b) and 457(f) (the “Plan”).

Section references are to the Code, which means The Internal Revenue Code of 1986 as now or hereafter amended. The term “Applicable Law” means laws that may either limit or compel the exercise of rights under the Contract, including, but not limited to, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the laws of the state in which the Contract was issued.

This Endorsement revises the Contract consistent with applicable requirements under the SECURE 2.0 Act of 2022, part of the Consolidated Appropriations Act (CAA) of 2023, SECURE Act (Public Law 116-94), and prior federal retirement plan legislative changes, and shall supersede any inconsistent provisions of the Contract or any endorsement issued prior to or concurrent with this Endorsement.

1.	Owner and Annuitant

The Owner of this Contract group annuity contract may be the employer (“Employer”) sponsoring the Plan or, subject to applicable Plan requirements, a Plan Trustee or Custodian, or other eligible party or program sponsor. The Annuitant is the Participant for whom one or more Participant certificates of the group annuity contract are established under the Plan.

A Plan Participant may receive a distribution from the group annuity contract upon approval by the Owner or another designated Plan representative in accordance with the Plan and the Code. The Owner may request a distribution of a Participant’s account or transfer to another investment provider if the Employer is authorized to do so under the Plan and permitted to do so under Applicable Law.

2.	Contribution Limitations and Requirements

a.	Contributions may be made to this Contract up to the applicable limits set forth in the Code and the Plan.

b.

Contributions determined to be in excess of applicable limits, that are identified by the Company, by the Plan, or by the Participant, shall be returned to the Participant or to the Employer or held in an unallocated account, according to the requirements of Applicable Law. The Company will cooperate with the Plan and the sponsoring employer in the correction of excess contributions identified in an IRS examination; provided, however, that the Plan sponsor shall consult with the Company before entering into any agreement with regard to such excess amounts in the Contract.

3.	Distribution Eligibility and Portability. Except as otherwise provided in the Plan and permitted by the Code:

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a.

The Contract Owner possesses all rights under the Contract. No Participant or Beneficiary will have any enforceable right to make elections under this Contract or to receive benefits from USL. The Contract Owner may direct that all benefit payments be made to the Contract Owner, or the Contract Owner may authorize USL to make benefit payments directly to Participants and Beneficiaries as the Contract Owner’s payment agent under the Plan. The Contract Owner may also authorize USL to follow Participant requests with regard to the allocation of Purchase Payments among Investment Options, transfers among Investment Options, and other elective rights provided by this Contract. If the Contract Owner authorizes USL to act as payment agent under the plan or to follow Participant requests, the Contract Owner may revoke or modify that authorization at any time without prior notice to Participants.

b.

A Participant or Beneficiary may request a non-reportable plan-to-plan transfer of a portion of the Contract value to another plan or contract, subject to any applicable limitations in the Plan, the Contract, and Applicable Law.

Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of the later of the Contract Date of Issue or Certificate Date of Issue.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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